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                                                                     Exhibit 3.2

                            CERTIFICATE OF AMENDMENT
                                       OF
                          CERTIFICATE OF INCORPORATION
                                       OF
                                    THQ INC.

               It is hereby certified that:

               1. The name of the corporation (the "Corporation") is THQ INC.

               2. The Certificate of Incorporation of the Corporation is hereby amended by striking out Article FIFTH thereof and by substituting in lieu of said Article the following new Article:

               "FIFTH: The Corporation is authorized to issue two classes of capital stock, designated Common Stock and Preferred Stock. The amount of total authorized capital stock of the Corporation is 36,00,000 shares, divided into 35,000,000 shares of Common Stock, par value $0.01 per share, and 1,000,000 shares of Preferred Stock, par value $0.01 per share. The powers, designations, preferences and relative, participating, optional or other special rights (and the qualifications, limitations or restrictions thereof) of the Common Stock and the Preferred Stock are as follows:

               The Board of Directors of the Corporation (hereinafter referred to as the "Board of Directors") is hereby expressly authorized at any time, and from time to time, to create and provide for the issuance of shares of Preferred Stock in one or more series and, by filing a certificate pursuant to the DGCL (hereinafter referred to as a "Preferred Stock Designation"), to establish the number of shares to be included in each such series, and to fix the designations, preferences and relative, participating, optional or other special rights of the shares of each such series and the qualifications, limitations or restrictions thereof, as shall be stated and expressed in the resolution or resolutions providing for the issue thereof adopted by the Board of Directors, including, but not limited to, the following:

               i. the designation of and the number of shares constituting such series, which number the Board of Directors may thereafter (except as otherwise provided in the Preferred Stock Designation) increase or decrease (but not below the number of shares of such series then outstanding);

               ii. the dividend rate for the payment of dividends on such series, if any, the conditions and dates upon which such dividends shall be payable, the preference or relation which such dividends, if any, shall bear to the dividends payable on any other class or classes of or any other series of capital stock, the conditions and dates upon which such dividends, if any, shall be payable, and whether such dividends, if any, shall be cumulative or non-cumulative;


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               iii.   whether the shares of such series shall be subject to
                      redemption by the Corporation, and, if made subject to such redemption, the times, prices and other terms and conditions of such redemption;

               iv. the terms and amount of any sinking fund provided for the purchase or redemption of the shares of such series;

               v. whether or not the shares of such series shall be convertible into or exchangeable for shares of any other class or classes of, any other series of any class or classes of capital stock of, or any other security of, the Corporation or any other corporation, and, if provision be made for any such conversion or exchange, the times, prices, rates, adjustments and any other terms and conditions of such conversion or exchange;

               vi. the extent, if any, to which the holders of the shares of such series shall be entitled to vote as a class or otherwise with respect to the election of directors or otherwise;

               vii. the restrictions, if any, on the issue or reissue of shares of the same series or of any other class or series;

               viii. the amounts payable on and the preferences, if any, of the shares of such series in the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation; and

               ix. any other relative rights, preferences and limitations of that series."

               3. It is hereby certified that the Corporation has not received any payment for any of its stock.

               4. The amendment of the Certificate of Incorporation herein certified has been duly adopted in accordance with the provisions of Section 241
(b) of the General Corporation Law of the State of Delaware.

               5. This Amendment to the Certificate of Incorporation is being filed in accordance with Section 103 of the General Corporation Law of the State of Delaware.


                                    THQ Inc.



                                    By:  /s/ Catherine E. Albright
                                         -----------------------------------
                                         Catherine E. Albright, Incorporator